Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Old National Bancorp on Form S-4 of our report dated March 1, 2013, on our audit of the consolidated financial statements of United Bancorp, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, which report is included in the Annual Report on Form 10-K of United Bancorp, Inc. for the year ended December 31, 2012. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Indianapolis, Indiana

February 11, 2014